Chuy’s Holdings, Inc. Announces Second Quarter 2015 Financial Results

AUSTIN, Texas, August 4, 2015 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the second quarter ended June 28, 2015.
Highlights for the second quarter ended June 28, 2015 were as follows:

•	Revenue increased 19.1% to $75.4 million from $63.3 million in the second quarter of 2014.

•	Comparable restaurant sales increased 3.2% as compared to the same period in 2014, the 20th consecutive quarter of comparable restaurant sales growth.

•	Net income increased 55.9% to $5.4 million, or $0.32 per diluted share, from $3.4 million, or $0.21 per diluted share.

•	Restaurant-level EBITDA(1) increased 35.9% to $15.8 million from $11.6 million in the second quarter of last year.

•	At the end of the second quarter of 2015, the Company had no outstanding debt under its credit facility, down from $8.5 million at the end of the first quarter of 2015.

•	One new restaurant opened during the second quarter of 2015.

(1)
Restaurant-level EBITDA is a non-GAAP measure. For a reconciliation of restaurant-level EBITDA to GAAP net income and discussion of why we consider it useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “Our brand continues to resonate well with our guests through our made-from-scratch, Tex Mex-inspired menu, commitment to value and upbeat, irreverent atmosphere. During the second quarter, we generated double-digit revenue growth and expanded our comparable restaurant sales gain record to 20 consecutive quarters. We also improved our restaurant operating margins as we experienced favorable food costs and increased operating efficiencies gained from our labor initiatives. The combination of these factors allowed us to deliver higher profitability, yielding diluted EPS growth of more than 50%.”
Hislop concluded, “With one opening during the quarter and one more opening subsequent to the second quarter, we have opened five new restaurants to date and remain on track to meet our goal of 10 to 11 new restaurants for 2015. While our 2015 development schedule is more back-end loaded this year, we are pleased with our new unit openings to-date and are excited about the sites we have lined up for the second half of this year, and we are already well into filling our 2016 pipeline.”

Second Quarter 2015 Financial Results
Revenue increased $12.1 million, or 19.1%, to $75.4 million in the second quarter of 2015 compared to the second quarter of 2014. The increase was primarily driven by $11.0 million in incremental revenue from an additional 133 operating weeks provided by 12 new restaurants opened during and subsequent to the second quarter of 2014. This increase was partially offset by a decrease in revenue related to our non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue for these non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening.
Comparable restaurant sales increased 3.2% in the second quarter of 2015 as compared to the same period in 2014. The increase in comparable sales was driven by a 3.9% increase in average check offset by a 0.7% decrease in average weekly customers. The comparable restaurant base consisted of 46 restaurants during the second quarter of 2015.
Total restaurant operating costs as a percentage of revenue decreased to 79.0% in the second quarter of 2015 from 81.6% in the second quarter of 2014. This decrease was driven primarily by the impact of lower food costs as a percentage of revenue, particularly grocery, dairy, chicken and produce costs and lower labor costs as a percentage of revenue related to increased efficiencies gained from internal initiatives. The decrease was partially offset by higher occupancy costs.
Net income for the second quarter of 2015 was $5.4 million, or $0.32 per diluted share, compared to $3.4 million, or $0.21 per diluted share, in the second quarter of 2014.
At the end of the second quarter of 2015, the Company had no debt outstanding under its credit facility, a decrease from $8.5 million in debt outstanding at the end of the first quarter of 2015.
Development Update
During the second quarter, one new Chuy’s restaurant was opened in Dayton, Ohio. Subsequent to the end of the second quarter, one additional Chuy’s restaurants was opened in El Paso, TX.

2015 Outlook
The Company has revised its fiscal year 2015 guidance and now expects its diluted net income per share to range from $0.82 to $0.85 versus a previous range of $0.76 to $0.79. The net income guidance for fiscal year 2015 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of approximately 2.50% for the remainder of the year;

•	Restaurant pre-opening expenses of approximately $4.2 million to $4.7 million;

•	General and administrative expense of approximately $15.8 million to $16.3 million (versus a previous range of approximately $14.8 million to $15.3 million);

•	An effective tax rate of approximately 28% to 30%;

•	The opening of 10 to 11 new restaurants;

•	Capital expenditures (net of tenant improvement allowances) of approximately $27.5 million to $30.0 million; and

•	Annual weighted average diluted shares outstanding of 16.7 million to 16.8 million shares.

The following definitions apply to these terms as used in this release:

Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Conference Call
The Company will host a conference call to discuss financial results for the second quarter of 2015 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 888-204-4610 or for international callers by dialing 913-312-0647. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 7756335. The replay will be available until Tuesday, August 11, 2015. The conference call will also be webcast live from the Company’s website at Chuys.com under the investors section. An archive of the webcast will be available through our website shortly after the call has concluded.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 64 full-service restaurants across fourteen states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, including the Company’s fiscal year 2015 guidance and the related assumptions, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Revenue	$75,362	$63,284	$142,191	$119,235

Costs and expenses:
Cost of sales	19,802	17,980	37,346	33,508
Labor	24,127	20,806	46,273	39,516
Operating	10,168	8,595	19,499	16,156
Occupancy	4,867	3,804	9,347	7,358
General and administrative	4,299	2,939	8,383	5,862
Marketing	609	483	1,144	905
Restaurant pre-opening	699	1,305	1,807	2,460
Depreciation and amortization	3,194	2,439	6,192	4,755
Total costs and expenses	67,765	58,351	129,991	110,520
Income from operations	7,597	4,933	12,200	8,715
Interest expense	30	19	77	41
Income before income taxes	7,567	4,914	12,123	8,674
Income tax expense	2,194	1,468	3,515	2,596
Net income	$5,373	$3,446	$8,608	$6,078

Net income per common share:
Basic	$0.33	$0.21	$0.52	$0.37
Diluted	$0.32	$0.21	$0.52	$0.36

Weighted-average shares outstanding:
Basic	16,470,344	16,435,687	16,460,013	16,416,658
Diluted	16,730,963	16,719,316	16,708,789	16,715,791

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Selected Balance Sheet Data
(In thousands)

	June 28, 2015	December 28, 2014
Cash and cash equivalents	$7,634	$3,815
Total assets	187,589	179,212
Long-term debt	—	8,750
Total stockholders’ equity	127,608	118,188

Reconciliation of Non-GAAP Measures
We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP restaurant-level EBITDA, which represents net income plus the sum of general and administrative expenses, restaurant pre-opening costs, depreciation and amortization, interest and taxes. Restaurant-level EBITDA is presented because: (i) the Company believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; and (ii) the Company uses restaurant-level EBITDA internally as a benchmark to evaluate its operating performance and compare our performance to that of our competitors. Additionally, the Company presents restaurant-level EBITDA because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs, which are non-recurring at the restaurant level. The use of restaurant-level EBITDA thereby enables the Company and its investors to compare operating performance between periods and to compare our operating performance to the performance of the Company’s competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency and performance. The use of restaurant-level EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. The Company presents restaurant-level EBITDA margin for the same reasons it presents restaurant-level EBITDA.

The following table includes a reconciliation of net income to restaurant-level EBITDA (dollars in thousands):

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014

Net income as reported	$5,373	$3,446	$8,608	$6,078
Income tax provision	2,194	1,468	3,515	2,596
Interest expense	30	19	77	41
General and administrative	4,299	2,939	8,383	5,862
Restaurant pre-opening expenses	699	1,305	1,807	2,460
Depreciation and amortization	3,194	2,439	6,192	4,755
Restaurant-level EBITDA	$15,789	$11,616	$28,582	$21,792

Restaurant-level EBITDA margin (1)	21.0%	18.4%	20.1%	18.3%

(1)	Restaurant-level EBITDA margin is calculated by dividing restaurant-level EBITDA by revenue.

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com